Exhibit 99.1

QTS REPORTS FOURTH QUARTER AND FULL YEAR 2015 OPERATING RESULTS

OVERLAND PARK, Kan. – February 22, 2016 – QTS Realty Trust, Inc. (“QTS” or the “Company”) (NYSE: QTS) today announced operating results for the fourth quarter and full year ended December 31, 2015.

Fourth Quarter and Full Year Highlights

•	Reported Operating FFO of $31.5 million and $103.9 million for the quarter and year ended December 31, 2015, respectively, an increase of 54.4% and 40.2% compared to the same periods in 2014. Operating FFO included a non-cash deferred tax benefit of $2.4 million and $3.8 million for the quarter and year ended December 31, 2015, respectively. Operating FFO for the quarter and year ended December 31, 2015 on a fully diluted per share basis was $0.65 per share and $2.29 per share, respectively, an increase of 17.3% and 14.6% compared to the same periods in 2014. FFO was $28.1 million and $98.5 million for the quarter and year ended December 31, 2015, respectively, an increase of 40.1% and 38.8% compared to the same periods in 2014.

•	Reported Adjusted EBITDA of $41.0 million and $140.0 million for the quarter and year ended December 31, 2015, respectively, an increase of 41.4% and 40.0% compared to the same periods in 2014.

•	Reported NOI of $59.2 million and $200.9 million for the quarter and year ended December 31, 2015, respectively, an increase of 48.8% and 42.3% compared to the same periods in 2014.

•	Total revenues of $92.7 million and $311.1 million recognized in the quarter and year ended December 31, 2015, respectively, an increase of 55.6% and 42.8% compared to the same periods in 2014. Monthly Recurring Revenue (“MRR”) as of December 31, 2015 increased by 60.4% to $27.5 million compared to MRR as of December 31, 2014.

1 QTS Q4 Earnings 2015	Contact: IR@qtsdatacenters.com

“We are pleased to be ending 2015 with a strong quarter as the culmination of a successful year. Over 2015, we have continued to grow our business, leveraging our integrated services platform to expand our customers and maintain strong pricing,” said Chad Williams, Chairman and CEO of QTS.

Williams added, “We have further strengthened our product mix with the acquisition and integration of Carpathia. We have expanded our real estate footprint with strong momentum in Dallas and with the addition of new international capabilities in 5 countries outside the United States. Finally, we continue to manage our business for strong future growth, with a plan to bring on Chicago in mid-2016 and the continued development of our existing facilities.”

Financial Results

Quarterly Results

Net income for the fourth quarter of 2015 was $5.3 million ($0.11 per basic and diluted share) compared to net income of $5.8 million recognized in the fourth quarter of 2014. The decrease in net income in the fourth quarter of 2015 is largely related to approximately $5.0 million of transaction and integration costs primarily associated with the acquisition of Carpathia Hosting, Inc. QTS generated Operating FFO of $31.5 million for the fourth quarter of 2015, an increase of approximately 54.4% compared to $20.4 million for the fourth quarter of 2014. Additionally, QTS generated $41.0 million of Adjusted EBITDA in the fourth quarter of 2015, an increase of 41.4% compared to $29.0 million for the fourth quarter of 2014. MRR as of December 31, 2015 was $27.5 million, an increase of 60.4% compared to MRR as of December 31, 2014 of $17.1 million, with total revenues increasing by 55.6% to $92.7 million for the fourth quarter 2015 compared to $59.6 million for the fourth quarter 2014.

2015 Results

Net income for the year ended 2015 was $24.1 million ($0.54 and $0.53 per basic and diluted share, respectively) compared to net income of $19.1 million recognized in the year ended 2014. QTS generated Operating FFO of $103.9 million for the year ended 2015, an increase of 40.2% compared to $74.1 million for the year ended 2014. Additionally, QTS generated $140.0 million of Adjusted EBITDA in the year ended 2015, an increase of 40.0% compared to $100.0 million for the year ended 2014. Total revenues increased by 42.8% to $311.1 million for the year ended 2015 compared to $217.8 million for the year ended 2014.

Leasing Activity

During the quarter and year ended December 31, 2015, QTS entered into customer leases representing approximately $9.8 million and $39.6 million, respectively, of incremental annualized rent, net of downgrades. This number was impacted by a C3 customer that had a dedicated cloud environment which renewed its contract but chose not to undergo a technology refresh. As a result, this customer retained the use of its depreciated equipment at a lower price point which resulted in an approximate $2.0 million downgrade. Excluding this downgrade, the net leasing activity would have been approximately $11.8 million, representing a 40% increase over the prior four quarter average. Pricing for both the Company’s C1 and C2/C3 product lines increased compared to the prior four quarter average.

During the quarter and year ended December 31, 2015, QTS renewed leases with a total annualized rent of $9.3 million and $31.4 million at an average rent per square foot of $1,002 and $838, respectively, which was 2.3% higher for each period than their annualized rent prior to their respective renewals, which aligns with the Company’s expectation of low to mid-single digit increases. The Company defines renewals as leases for which the customer retains the same amount of space before and after renewal, but excludes renewals from customers who have shifts in their MRR related to fully depreciated equipment, which facilitates rate comparability.  Rental churn (which is the MRR impact from a customer completely departing the platform in a given period compared to the total MRR at the beginning of the period) was 2.2% for the fourth quarter of 2015 and 4.0% for the year ended December 31, 2015.

2 QTS Q4 Earnings 2015	Contact: IR@qtsdatacenters.com

During the quarter and year ended December 31, 2015, QTS commenced customer leases (which includes new customers and also existing customers that renewed their lease term) representing approximately $3.2 million and $10.1 million of MRR (and representing approximately $38.7 million and $121.3 million of annualized rent) at $733 and $597 per square foot, respectively. This quarterly commencement pricing was an increase of over 40% from the Company’s trailing four quarter average of $511 per square foot. This pricing increase was driven by several commencements of C3 services with minimal square footage needed to supply those services, as well as increased pricing on C1 commencements. A more detailed analysis of this activity is set forth in the Company’s supplemental information.

As of December 31, 2015, the booked-not-billed MRR balance (which represents customer leases that have been executed, but for which lease payments have not commenced as of December 31, 2015) was approximately $4.0 million, or $47.7 million of annualized rent, and compares to $61.3 million at September 30, 2015, and $57.8 million at December 31, 2014. The booked-not-billed balance is expected to contribute an incremental $18.9 million to revenue in 2016 (representing $26.8 million in annualized revenues), an incremental $4.0 million in 2017 (representing $7.7 million in annualized revenues), and an incremental $13.2 million in annualized revenues thereafter.

Development, Redevelopment, and Acquisitions

During the fourth quarter and year ended 2015, the Company brought online approximately 10 and 27 megawatts of gross power, respectively. During the fourth quarter and year ended 2015, the Company also brought online approximately 45,000 and 126,000 net rentable square feet (“NRSF”) of raised floor and various portions of customer specific capital at an aggregate cost of approximately $64 million and $183 million, respectively. In addition, during the quarter and year ended December 31, 2015 the Company continued redevelopment of the Dallas-Fort Worth, Atlanta-Metro, Richmond and Chicago facilities to have space ready for customers in 2016 and forward. The Company expects to spend $300 million to $350 million in 2016 on development, and place approximately $240 million and approximately 125,000 raised floor NRSF into service in 2016. The majority of the capital spend that is not placed into service in 2016 is for ongoing expansion and development of our facilities.

Additionally, the Company sold its Wichita facility on December 31, 2015 for $650,000 and purchased an office building in Duluth, Georgia (near the Suwanee data center) on December 30, 2015 for $3.8 million. This building will primarily be used as additional office space for our operational headquarters.

Balance Sheet and Liquidity

As of December 31, 2015, QTS’ total debt balance was $871.7 million, resulting in a debt to annualized Adjusted EBITDA of 5.3x. This ratio continues to be impacted by various portions of QTS’ portfolio that were placed into service in the fourth quarter of 2015 which have not yet produced a stabilized Adjusted EBITDA. In addition, the Company incurred costs included in construction in progress related to revenue which will begin to ramp in 2016 associated with the Company’s booked-not-billed backlog of $47.7 million in annualized rent.

As of December 31, 2015, the Company had total available liquidity of approximately $385 million which was comprised of $376 million of available capacity under the Company’s revolving credit facility and approximately $9 million of cash and cash equivalents.

3 QTS Q4 Earnings 2015	Contact: IR@qtsdatacenters.com

2016 Guidance

	2015 Actuals		2016
($ in millions except per share amounts)			Low	High
Adjusted EBITDA	$140.0		$177.0	$185.0
Operating FFO (2)	$103.9		$125.0	$130.0
Operating FFO per share (2)	$2.29		$2.54	$2.64
Churn	4.0%		5.0%	8.0%
Capital Expenditures Incurred	$311.7	(1)	$300.0	$350.0

The Company anticipates Adjusted EBITDA margin to expand approximately 300 basis points over the next few years, and continues to anticipate revenue growth to be back-end loaded and ramping during the year. This guidance does not contemplate any acquisitions or dispositions.

(1)	Does not include 2015 acquisitions.

(2)	Incorporates approximately $4-$5 million of tax benefit being recognized in 2016.

Non-GAAP Financial Measures

This release includes certain non-GAAP financial measures that management believes are helpful in understanding the Company’s business, as further described below.

Conference Call Details

The Company will host a conference call and webcast on February 23, 2016, at 10:00 a.m., Eastern time (9:00 a.m. Central time) to discuss its financial results, current business trends and market conditions.

The dial-in number for the conference call is (877) 883-0383 (U.S.) or (412) 902-6506 (International). The participant entry number is 5244828# and callers are asked to dial in ten minutes prior to start time. A link to the live broadcast and the replay will be available on the Company’s website (www.qtsdatacenters.com) under the Investors tab.

About QTS

QTS Realty Trust, Inc. (NYSE: QTS) is a leading provider of secure, compliant data center solutions, hybrid cloud and fully managed services. QTS' integrated technology service platform of custom data center (C1), colocation (C2) and cloud and managed services (C3) provides flexible, scalable, secure IT solutions for web and IT applications. QTS' Critical Facilities Management (CFM) provides increased efficiency and greater performance for third-party data center owners and operators. QTS owns, operates or manages 24 data centers and supports more than 1,000 customers in North America, Europe and Asia Pacific.

QTS Investor Relations Contact

Stephen Douglas – Vice President – Investor Relations and Strategic Planning

Jeff Berson – Chief Investment Officer

William Schafer – Chief Financial Officer

ir@qtsdatacenters.com

4 QTS Q4 Earnings 2015	Contact: IR@qtsdatacenters.com

Forward Looking Statements

Some of the statements contained in this release constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In particular, statements pertaining to the Company’s capital resources, portfolio performance and results of operations contain forward-looking statements. Likewise, all of the statements regarding anticipated growth in funds from operations and anticipated market conditions are forward-looking statements. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

The forward-looking statements contained in this release reflect the Company’s current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause actual results to differ significantly from those expressed in any forward-looking statement. The Company does not guarantee that the transactions and events described will happen as described (or that they will happen at all). The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: adverse economic or real estate developments in the Company’s markets or the technology industry; global, national and local economic conditions; risks related to our international operations; difficulties in identifying properties to acquire and completing acquisitions; the Company’s failure to successfully develop, redevelop and operate acquired properties, including data centers acquired in our acquisition of Carpathia Hosting, Inc.; significant increases in construction and development costs; the increasingly competitive environment in which the Company operates; defaults on, or termination or non-renewal of leases by customers; increased interest rates and operating costs, including increased energy costs; financing risks, including the Company’s failure to obtain necessary outside financing; decreased rental rates or increased vacancy rates; dependence on third parties to provide Internet, telecommunications and network connectivity to the Company’s data centers; the Company’s failure to qualify and maintain its qualification as a real estate investment trust; environmental uncertainties and risks related to natural disasters; financial market fluctuations; and changes in real estate and zoning laws, revaluations for tax purposes and increases in real property tax rates.

While forward-looking statements reflect the Company’s good faith beliefs, they are not guarantees of future performance. The Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 and other periodic reports the Company files with the Securities and Exchange Commission.

5 QTS Q4 Earnings 2015	Contact: IR@qtsdatacenters.com

Combined Consolidated Balance Sheets

(in thousands)

	December 31,	December 31,
	2015	2014
ASSETS
Real Estate Assets
Land	$57,112	$48,577
Buildings and improvements	1,180,386	914,286
Less: Accumulated depreciation	(239,936)	(180,167)
	997,562	782,696

Construction in progress	345,655	214,719
Real Estate Assets, net	1,343,217	997,415
Cash and cash equivalents	8,804	10,788
Rents and other receivables, net	28,233	15,579
Acquired intangibles, net	115,702	18,000
Deferred costs, net (1)	40,212	37,058
Prepaid expenses	6,502	3,079
Goodwill	181,738	-
Other assets, net (2)	33,101	24,640
TOTAL ASSETS	$1,757,509	$1,106,559

LIABILITIES
Unsecured credit facility	$524,002	$239,838
Senior notes, net of discount	297,976	297,729
Mortgage notes payable	-	86,600
Capital lease and lease financing obligations	49,761	13,062
Accounts payable and accrued liabilities	95,924	64,607
Dividends and distributions payable	15,378	10,705
Advance rents, security deposits and other liabilities	18,798	3,302
Deferred income taxes	18,813	-
Deferred income	16,991	10,531
TOTAL LIABILITIES	1,037,643	726,374

EQUITY

Common stock, $0.01 par value, 450,133,000 shares authorized, 41,225,784 and 29,408,138 shares issued and outstanding as of December 31, 2015 and 2014, respectively	412	294
Additional paid-in capital	670,275	324,917
Accumulated dividends in excess of earnings	(52,732)	(22,503)
Total stockholders’ equity	617,955	302,708
Noncontrolling interests	101,911	77,477
TOTAL EQUITY	719,866	380,185
TOTAL LIABILITIES AND EQUITY	$1,757,509	$1,106,559

(1)	As of December 31, 2015 and 2014, deferred costs, net, included $16.4 million and $16.5 million of deferred financing costs net of amortization, respectively, $21.0 million and $17.4 million of deferred leasing costs net of amortization, respectively, and $2.8 million and $3.2 million, net of amortization, related to a leasing arrangement at the Company’s Princeton facility, respectively.
(2)	As of December 31, 2015 and 2014, other assets, net, primarily included $25.9 million and $21.4 million of corporate fixed assets, respectively, primarily relating to construction of corporate offices, leasehold improvements and product related assets.

6 QTS Q4 Earnings 2015	Contact: IR@qtsdatacenters.com

Combined Consolidated Statements of Operations and

Comprehensive Income

(in thousands)

The following financial data for the year ended December 31, 2015 includes the operating results of Carpathia Hosting, Inc. (“Carpathia”) for the period June 16, 2015 (the date the Company acquired Carpathia) through December 31, 2015.

	Three Months Ended (unaudited)			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2015	2015	2014	2015	2014
Revenues:
Rental	$66,240	$62,744	$47,656	$230,510	$175,649
Recoveries from customers	5,177	6,158	5,520	22,581	19,194
Cloud and managed services	19,406	18,573	5,788	51,994	20,231
Other (1)	1,867	1,415	599	5,998	2,715
Total revenues	92,690	88,890	59,563	311,083	217,789
Operating expenses:
Property operating costs	32,063	30,925	18,397	104,355	71,518
Real estate taxes and insurance	1,448	1,462	1,403	5,869	5,116
Depreciation and amortization	27,020	24,486	16,008	85,811	58,282
General and administrative (2)	19,890	19,440	11,987	67,783	45,283
Restructuring (3)	-	-	26	-	1,298
Transaction and integration costs (4)	5,026	1,482	60	11,282	1,018
Total operating expenses	85,447	77,795	47,881	275,100	182,515

Operating income	7,243	11,095	11,682	35,983	35,274

Other income and expense:
Interest income	-	1	-	2	8
Interest expense	(5,730)	(5,418)	(5,625)	(21,289)	(15,308)
Other expense, net (5)	(385)	-	(291)	(468)	(871)
Income before taxes and loss on sale of real estate	1,128	5,678	5,766	14,228	19,103
Tax benefit of taxable REIT subsidiaries (6)	4,370	2,560	82	10,065	-
Loss on sale of real estate	(164)	-	-	(164)	-
Net income	5,334	8,238	5,848	24,129	19,103
Net income attributable to noncontrolling interests (7)	(731)	(1,229)	(1,221)	(3,803)	(4,031)
Net income attributable to QTS Realty Trust, Inc.	$4,603	$7,009	$4,627	$20,326	$15,072

(1)	Other revenue – Includes straight line rent, sales of scrap metals and other unused materials and various other income items. Straight line rent was $1.8 million, $1.0 million and $0.4 million for the three months ended December 31, 2015, September 30, 2015 and December 31, 2014, respectively. Straight line rent was $5.1 million and $1.7 million for the year ended December 31, 2015 and 2014, respectively.
(2)	General and administrative expenses – Includes personnel costs, sales and marketing costs, professional fees, travel costs, product investment costs and other corporate general and administrative expenses. General and administrative expenses were 21.5%, 21.9%, and 20.1% of total revenues for the three month periods ended December 31, 2015, September 30, 2015 and December 31, 2014, respectively. General and administrative expenses were 21.8% and 20.8% of total revenues for the year ended December 31, 2015 and 2014, respectively.
(3)	Restructuring costs – The Company did not incur any restructuring costs during 2015. For the year ended December 31, 2014, the Company incurred $1.3 million in restructuring costs related to severance costs associated with various remote employees.
(4)	Transaction and integration costs – For the three month periods ended December 31, 2015, September 30, 2015 and December 31, 2014, the Company recognized $0.5 million, $0.1 million, and $0.1 million, respectively, in transaction costs related to the examination of actual and potential acquisitions. Transaction costs were $4.9 million and $1.0 million for the years ended December 31, 2015 and 2014, respectively. The Company also recognized $4.6 million and $1.4 million in integration costs for the three months ended December 31, 2015 and September 30, 2015, respectively, and $6.3 million for the year ended December 31, 2015, which include various costs to integrate QTS and Carpathia, including consulting fees, costs to consolidate office space and costs which are currently duplicated but will be eliminated in the near future. Integration costs for the three months and year ended December 31, 2015 includes $3.1 million in non-cash charges related to QTS’ decision to transfer QTS’ Federal Cloud customers to Carpathia’s existing Federal Cloud platform.
(5)	Other expense, net – Generally includes write offs of unamortized deferred financing costs associated with the early extinguishment of certain debt instruments.
(6)	Tax benefit of taxable REIT subsidiaries – For the three months ended June 30, 2015, the Company recorded an approximate $3.1 million non-cash tax benefit related to the reversal of valuation allowances of deferred tax assets which was a result of the purchase of Carpathia. For the three months ended December 31, 2015 and September 30, 2015, the Company recorded an additional $4.4 million and $2.6 million non-cash tax benefit, respectively, aggregating to $10.1 million in non-cash deferred income tax benefit for the year ended December 31, 2015.
(7)	Noncontrolling interest – The noncontrolling ownership interest of QualityTech, LP was 14.2% and 20.4% as of December 31, 2015 and 2014, respectively, with the decrease primarily attributable to equity issuances in March and June 2015.

7 QTS Q4 Earnings 2015	Contact: IR@qtsdatacenters.com

Reconciliations of Net Income to FFO, Operating FFO & Adjusted Operating FFO

(unaudited and in thousands)

The Company calculates FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (“NAREIT”). FFO represents net income (computed in accordance with GAAP), adjusted to exclude gains (or losses) from sales of property, real estate related depreciation and amortization and similar adjustments for unconsolidated partnerships and joint ventures. The Company generally calculates Operating FFO as FFO excluding certain non-routine charges and gains and losses that management believes are not indicative of the results of the Company’s operating real estate portfolio. The Company believes that Operating FFO provides investors with another financial measure that may facilitate comparisons of operating performance and liquidity between periods and, to the extent other REITs calculate Operating FFO on a comparable basis, between the Company and these other REITs. The Company calculates Adjusted Operating FFO by adding or subtracting from Operating FFO items such as: maintenance capital investment, paid leasing commissions, amortization of deferred financing costs, non-real estate depreciation, straight line rent adjustments, and non-cash compensation.

A reconciliation of net income to FFO, Operating FFO and Adjusted Operating FFO is presented below:

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2015	2015	2014	2015	2014
FFO
Net income	$5,334	$8,238	$5,848	$24,129	$19,103
Real estate depreciation and amortization	22,575	21,022	14,192	74,224	51,855
Loss on sale of real estate	164	-	-	164	-
FFO	28,073	29,260	20,040	98,517	70,958

Write off of unamortized deferred finance costs	385	-	291	468	871
Restructuring costs	-	-	26	-	1,298
Integration costs	4,552	1,360	-	6,334	-
Transaction costs	474	122	60	4,948	1,018
Deferred tax benefit associated with transaction and integration costs	(1,970)	(1,206)	-	(3,176)	-
Non-cash reversal of deferred tax asset valuation allowance	-	-	-	(3,175)	-
Operating FFO *	31,514	29,536	20,417	103,916	74,145

Maintenance Capex	(2,711)	(1,408)	(712)	(4,745)	(2,684)
Leasing commissions paid	(3,237)	(3,005)	(3,615)	(13,108)	(14,219)
Amortization of deferred financing costs and bond discount	872	849	842	3,424	2,774
Non real estate depreciation and amortization	4,445	3,463	1,817	11,531	6,427
Straight line rent revenue and expense	(2,398)	(479)	(298)	(4,402)	(1,360)
Non-cash deferred tax benefit from operating results	(2,400)	(1,354)	-	(3,754)	-
Equity-based compensation expense	1,758	2,068	1,252	6,964	4,153
Adjusted Operating FFO *	$27,843	$29,670	$19,703	$99,826	$69,236

*	The Company’s calculations of Operating FFO and Adjusted Operating FFO may not be comparable to Operating FFO and Adjusted Operating FFO as calculated by other REITs that do not use the same definition.

8 QTS Q4 Earnings 2015	Contact: IR@qtsdatacenters.com

Reconciliations of Net Income to EBITDA and Adjusted EBITDA

(unaudited and in thousands)

The Company calculates EBITDA as net income excluding interest expense and interest income, provision (benefit) for income taxes (including income taxes applicable to sale of assets) and depreciation and amortization. The Company believes that EBITDA is another metric that is often utilized to evaluate and compare the Company’s ongoing operating results and also, in part, to assess the value of the Company’s operating portfolio. In addition to EBITDA, the Company calculates an adjusted measure of EBITDA, which the Company refers to as Adjusted EBITDA, as EBITDA excluding write off of unamortized deferred financing costs, gain on extinguishment of debt, transaction and integration costs, equity-based compensation expense, restructuring costs, gain (loss) on legal settlement and gain (loss) on sale of real estate. The Company believes that Adjusted EBITDA provides investors with another financial measure that can facilitate comparisons of operating performance between periods and between REITs.

A reconciliation of net income to EBITDA and Adjusted EBITDA is presented below:

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2015	2015	2014	2015	2014
EBITDA and Adjusted EBITDA
Net income	$5,334	$8,238	$5,848	$24,129	$19,103
Interest expense	5,730	5,418	5,625	21,289	15,308
Interest income	-	(1)	-	(2)	(8)
Tax benefit of taxable REIT subsidiaries	(4,370)	(2,560)	(82)	(10,065)	-
Depreciation and amortization	27,020	24,486	16,008	85,811	58,282
EBITDA	33,714	35,581	27,399	121,162	92,685

Write off of unamortized deferred finance costs	385	-	291	468	871
Equity-based compensation expense	1,758	2,068	1,252	6,964	4,153
Restructuring costs	-	-	26	-	1,298
Integration costs	4,552	1,360	-	6,334	-
Transaction costs	474	122	60	4,948	1,018
Loss on sale of real estate	164	-	-	164	-
Adjusted EBITDA	$41,047	$39,131	$29,028	$140,040	$100,025

9 QTS Q4 Earnings 2015	Contact: IR@qtsdatacenters.com

Reconciliations of Net Income to Net Operating Income (NOI)

(unaudited and in thousands)

The Company calculates net operating income (“NOI”) as net income, excluding: interest expense, interest income, tax expense of taxable REIT subsidiaries, depreciation and amortization, write off of unamortized deferred financing costs, gain on extinguishment of debt, transaction and integration costs, gain (loss) on legal settlement, gain (loss) on sale of real estate, restructuring costs and general and administrative expenses. The Company believes that NOI is another metric that is often utilized to evaluate returns on operating real estate from period to period and also, in part, to assess the value of the operating real estate. A reconciliation of net income to NOI is presented below:

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2015	2015	2014	2015	2014
Net Operating Income (NOI)
Net income	$5,334	$8,238	$5,848	$24,129	$19,103
Interest expense	5,730	5,418	5,625	21,289	15,308
Interest income	-	(1)	-	(2)	(8)
Depreciation and amortization	27,020	24,486	16,008	85,811	58,282
Write off of unamortized deferred finance costs	385	-	291	468	871
Tax benefit of taxable REIT subsidiaries	(4,370)	(2,560)	(82)	(10,065)	-
Restructuring costs	-	-	26	-	1,298
Integration costs	4,552	1,360	-	6,334	-
Transaction costs	474	122	60	4,948	1,018
Loss on sale of real estate	164	-	-	164	-
General and administrative expenses	19,890	19,440	11,987	67,783	45,283
NOI (1)	$59,179	$56,503	$39,763	$200,859	$141,155
Breakdown of NOI by facility:
Atlanta-Metro data center	$18,256	$17,964	$16,386	$69,861	$60,734
Atlanta-Suwanee data center	10,488	10,376	9,711	41,088	35,509
Santa Clara data center	3,786	3,615	3,390	14,352	12,739
Richmond data center	6,431	5,340	4,208	20,959	14,366
Sacramento data center	1,875	1,870	1,869	7,516	8,470
Princeton data center	2,471	2,331	2,739	9,461	4,828
Dallas-Fort Worth data center	1,804	1,532	395	5,547	815
Leased data centers acquired in 2015	12,885	12,460	-	27,595	-
Other facilities	1,183	1,015	1,065	4,480	3,694
NOI (1)	$59,179	$56,503	$39,763	$200,859	$141,155

(1)	Includes facility level general and administrative expense allocation charges of 4% of cash revenue for all facilities, with the exception of the leased facilities acquired in 2015, which include general and administrative expense allocation charges of 10% of cash revenue. These allocated charges aggregated to $5.2 million, $4.9 million and $2.4 million for the three month periods ended December 31, 2015, September 30, 2015, and December 31, 2014, respectively, and $15.2 million and $8.7 million for the years ended December 31, 2015 and 2014, respectively.

10 QTS Q4 Earnings 2015	Contact: IR@qtsdatacenters.com

Reconciliations of Total Revenues to Recognized MRR in the period and
MRR at period end

(unaudited and in thousands)

The Company calculates MRR as monthly contractual revenue under signed leases as of a particular date, which includes revenue from its C1, C2 and C3 rental and cloud and managed services activities, but excludes customer recoveries, deferred set-up fees, variable related revenues, non-cash revenues and other one-time revenues. MRR does not include the impact from booked-not-billed leases (which represent customer leases that have been executed but for which lease payments have not commenced) as of a particular date, unless otherwise specifically noted. The Company calculates recognized MRR as the recurring revenue recognized during a given period, which includes revenue from its C1, C2 and C3 rental and cloud and managed services activities, but excludes customer recoveries, deferred set-up fees, variable related revenues, non-cash revenues and other one-time revenues. Management uses MRR and recognized MRR as supplemental performance measures because they provide useful measures of increases in contractual revenue from customer leases. A reconciliation of total revenues to recognized MRR in the period and MRR at period-end is presented below:

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2015	2015	2014	2015	2014
Recognized MRR in the period
Total period revenues (GAAP basis)	$92,690	$88,890	$59,563	$311,083	$217,789
Less: Total period recoveries	(5,177)	(6,158)	(5,520)	(22,581)	(19,194)
Total period deferred setup fees	(1,907)	(1,477)	(1,201)	(6,042)	(4,709)
Total period straight line rent and other	(4,456)	(2,959)	(1,981)	(12,677)	(5,692)
Recognized MRR in the period	81,150	78,296	50,861	269,783	188,194

MRR at period end
Total period revenues (GAAP basis)	$92,690	$88,890	$59,563	$311,083	$217,789
Less: Total revenues excluding last month	(61,627)	(59,455)	(39,605)	(280,020)	(197,831)
Total revenues for last month of period	31,063	29,435	19,958	31,063	19,958
Less: Last month recoveries	(1,415)	(1,661)	(1,908)	(1,415)	(1,908)
Last month deferred setup fees	(716)	(269)	(372)	(716)	(372)
Last month straight line rent and other	(1,443)	(1,291)	(537)	(1,443)	(537)
MRR at period end	$27,489	$26,214	$17,141	$27,489	$17,141

11 QTS Q4 Earnings 2015	Contact: IR@qtsdatacenters.com